Hyde Park Acquisition Corp.

FOR IMMEDIATE RELEASE

HYDE PARK ACQUISITION CORP. TO ACQUIRE ESSEX CRANE RENTAL CORP.

North America’s Leading Crawler Crane Rental Company Focused on the Infrastructure Sector

Select Transaction Highlights
•	Leader in US crawler crane sector focused on infrastructure and related sectors
•	Total consideration of $210 million, plus transaction expenses
•	Purchase price represents material discount to hard asset orderly liquidation value
•	Attractive committed debt facility which requires no amortization

New York, NY - March 6 2008 - Hyde Park Acquisition Corp. (OTCBB: HYDQ; HYDQW; HYDQU) today announced that it has entered into a definitive agreement to acquire privately-held Essex Crane Rental Corp. (“Essex” or the “Company”), which owns the largest specialized fleet of lattice-boom crawler cranes and attachments in North America. Chicago-based Essex operates an industry-leading fleet of approximately 400 high-lift capacity crawler cranes which has been assembled throughout its 48 years of operation. The Company’s primary end markets serviced include bridge and road construction, power, water treatment, refineries, alternative energy and other infrastructure related projects. All of these end markets are experiencing strong growth trends due to investment in transportation infrastructure, energy infrastructure, municipal utilities and chemical/petrochemical facilities.

As a result of the powerful secular trends within the end markets it serves, Essex is benefiting from a favorable utilization and rental rate environment. On average, the Company’s rental contracts are between 6 and 18 months, with an average expected life of over 9 months. As such, Essex’s earnings are highly predictable and visible, and supported by a strong backlog. Essex’s backlog at December 31, 2007 was $33.4 million, an increase of 43% over the comparable prior year backlog. Besides having an orderly liquidation value and a replacement value well in excess of the purchase price paid by Hyde Park, Essex’s assets are not subject to technological obsolescence and have useful lives of approximately 50 years. Additionally, maintenance capital expenditure under the company’s business model is limited.

For the fiscal year ended December 31, 2007, Essex generated revenues of $64.2 million, total EBITDA1  of $37.2 million (including rental EBITDA2  of $32.5 million which provided a margin of 51%), and invested maintenance capital expenditure of approximately $2.1 million. Over the fiscal periods 2004 through 2007, revenue and total EBITDA grew at cumulative average growth rates of 31% and 55% respectively.

Under the terms of the transaction, Hyde Park will acquire Essex from private equity firm Kirtland Capital Partners for total consideration of $210 million plus transaction expenses and an adjustment for crane purchases and sales prior to closing.  The transaction will be financed through a combination of: up to $100 million in proceeds from Hyde Park; a $5 million equity investment by the Essex management team; a $5 million equity investment by Kirtland Capital Partners, Essex’s current private equity investors;  a $1 million equity investment by Macquarie Capital (USA), Inc.; and a $117 million drawdown of a fully committed asset-backed credit facility from a consortium of institutional lending sources.

1 Total EBITDA is defined as earnings before interest expense, tax, depreciation and amortization inclusive of equipment sale gains
2 Rental EBITDA is defined as earnings before interest expense, tax, depreciation and amortization exclusive of equipment sale gains

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March 6, 2008

Laurence S. Levy, Chairman and CEO of Hyde Park, commented, “Hyde Park was funded with the intention of acquiring an asset with strong ties to the infrastructure market. Essex is intimately linked to key infrastructure end-markets, such as transportation, utilities and energy, and I am excited about the opportunities offered by this investment. After a comprehensive due diligence effort, we found Essex to be a company with a leading market position in the niche crawler crane rental space, a sector characterized by long economic equipment lives, strong supply-demand dynamics, 6-18 month rental periods and limited obolesence risk. Furthermore, Essex has an outstanding management team, headed by CEO Ron Schad, who are experts in their field and committed to maintaining and growing Essex’s leading market position. We are acquiring Essex at an attractive valuation of about 84% of its orderly liquidation value, and at 5.6X 2007 total EBITDA of $37.2 million. Additionally Essex has a tax loss carryforward which will save future taxes with a present value of about $24 million. I am pleased that we have secured a fully committed debt facility in the current credit environment to close this transaction. The debt facility is attractive as it requires no amortization and provides us with ample liquidity for future growth and investment.”

“Financially, Essex is able to achieve EBITDA margins in excess of 45% due to the simplicity of its business model and the “pass-through” nature of many of its costs. This, coupled with a contract backlog and limited maintenance capital expenditure requirements provides the opportunity for highly visible free cash flow generation for either fleet investment or distributions to shareholders. I am also excited that the Hyde Park shareholders will be the beneficiaries of future earnings resulting from a program to invest $32 million in growth fleet additions of which half has already been spent and the remainder will be spent during 2008. I believe that, given Essex’s strong market position, its attractive debt facility, its moderately levered balance sheet and its attractive free cash flow characteristics, the Company will have numerous growth opportunities and we look forward to partnering with management to realize these.”

Management of Essex is anticipated to remain unchanged following the transaction. Ron Schad will continue in his role as Chief Executive Officer of Essex and will draw on his 26 year crawler crane industry expertise in guiding the Company forward. The senior management team possesses strong crane industry experience and extensive relationships.

Ron Schad, CEO of Essex, continued, “We at Essex look forward to partnering with Hyde Park and believe that we will benefit greatly from their experience in leading infrastructure and related companies. Essex’s market position has improved dramatically under Kirtland Capital’s ownership. We have invested heavily in our fleet, our people and our processes to improve the quality of the cranes and services we provide to our customers. Our focus on providing cranes to our customers that complete their projects on schedule and on budget has proven incredibly valuable to North America’s leading infrastructure contractors. I am excited by our shared vision with Hyde Park to continue the aggressive investment in our fleet and our people. This strategy for continued improvement and growth of our fleet and its capabilities will be positive for our investors and our customers.I believe Essex has an excellent opportunity to grow significantly, both organically and through acquisition, in coming years and feel that this transaction places us in a strong position to realize our potential.”

Upon closing of the transaction, which is expected in the second half of 2008, Hyde Park will change its name to Essex Crane Rental Corp. and will seek a Nasdaq listing. Macquarie Capital (USA), Inc. acted as financial advisor and Katten Muchin Rosenman LLP acted as legal advisor to Hyde Park in relation to its investment in Essex. For additional information on the acquisition, see the Form 8-K filed by Hyde Park Acquisition Corp., which can be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Hyde Park Acquisition Corp.	Page 3
March 6, 2008

About Hyde Park Acquisition Corp.
Hyde Park Acquisition Corp. was incorporated in Delaware on August 21, 2006 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Hyde Park’s initial public offering was declared effective March 5, 2007 and was consummated on March 13, 2007, resulting in net proceeds of $99.7 million through the sale of 11.25 million units at $8.00 per unit. Each unit was comprised of one share of Hyde Park common stock and one warrant with an exercise price of $5.00. As of January 31, 2008, Hyde Park held $101.1 million in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

The Essex acquisition and related lender financing are each subject to customary closing conditions. In addition, the closing of the acquisition is subject to approval by the stockholders of Hyde Park, and holders of not more than 20% of the shares of Hyde Park voting against the acquisition and electing to convert their shares into cash, all in accordance with Hyde Park’s certificate of incorporation.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Hyde Park and Essex and their respective management teams. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Hyde Park’s and Essex’s expectations include, without limitation, the failure of Hyde Park’s stockholders to approve transaction with Essex, the number and percentage of Hyde Park’s stockholders voting against the transaction with Essex and electing to exercise their redemption rights, changing interpretations of generally accepted accounting principles, costs associated with continued compliance with government regulations, legislation and the regulatory environment, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides, general economic conditions, geopolitical events and regulatory changes, as well has other relevant risks detailed in Hyde Park’s filings with the Securities and Exchange Commission (the “SEC”). Hyde Park and Essex undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This press release contains unaudited non-GAAP financial measures. Management believes that the presentation of these non-GAAΡ financial measures serves to the enhance understanding of Essex’s individual operating and financial performance. These non-GΑΑΡ financial measures should be considered in addition to, but not as substitutes for, the most directly comparable US. GAAP measures.

Certain financial information and data of Essex contained in this press release is unaudited and prepared by Essex as a private company, and may not conform to SEC Regulation S-Χ. Accordingly, such information and data maybe adjusted and presented differently in Hyde Park’s proxy statement to solicit stockholder approval of the proposed acquisition.

Hyde Park Acquisition Corp.	Page 4
March 6, 2008

Hyde Park intends to file with the SEC a preliminary proxy statement in connection with the proposed acquisition of Essex and to mail a definitive proxy statement and other relevant documents to Hyde Park stockholders. Stockholders of Hyde Park and other interested persons are advised to read, when available, Hyde Park’s preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with Hyde Park’s solicitation of proxies for the special meeting to be held to approve the acquisition because these proxy statements will contain important information about Essex, Hyde Park and the proposed acquisition. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition. Stockholders will also be able to obtain a copy of the preliminary and definitive proxy statements, without charge once available, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Hyde Park Acquisition Corp., 461 Fifth Avenue, 25th Floor, New York, NY 10017.

Hyde Park, its directors and officers maybe be deemed participants in the solicitation of proxies from Hyde Park’s stockholders. Α list of the names of those directors and officers and descriptions of their interests in Hyde Park is contained in Hyde Park’s prospectus dated March 5, 2007, which is filed with the SEC, and will also be contained in Hyde Park’s proxy statement when it becomes available. Hyde Park’s stockholders may obtain additional information about the interests of its directors and officers in the acquisition by reading Hyde Park’s proxy statement when it becomes available.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Hyde Park Acquisition Corp.		The Equity Group Inc.
Laurence S. Levy		Melissa Dixon
Chairman & CEO		Senior Account Executive
(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com